Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE THURSDAY, OCTOBER 26, 2006

Contacts: Millennium
Lisa Adler (media) (617) 444-3285	Kyle Kuvalanka (investors) (617) 761-4734

Ortho Biotech
Kassy McGourty (media) (908) 541-4090	Lesley Fishman (investors) (732) 524-3922

MILLENNIUM AND ORTHO BIOTECH ENTER INTO U.S. CO-PROMOTION AGREEMENT FOR VELCADE® (bortezomib) FOR INJECTION

—Two-year agreement leverages one of industry’s largest oncology sales forces to significantly increase effort behind market-leading therapy—

Cambridge, Mass., and Bridgewater, N.J., October 26, 2006 — Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) and Ortho Biotech Inc. announced today that the companies have entered into a two-year agreement to jointly promote VELCADE in the U.S. VELCADE is the leading cancer therapeutic used to treat patients with relapsed multiple myeloma.

“With this expanded educational effort behind VELCADE, we believe clinicians will be reached more frequently and more patients will have access to this important drug,” said Christophe Bianchi, M.D., Executive Vice President, Commercial Operations, Millennium. “We have seen that physician education is a key driver of growth for VELCADE, as evidenced by the impact of our recently expanded field force. This collaboration, with the well-established Ortho Biotech oncology group, will help us to realize the full potential of the product.”

Under the terms of the agreement, Ortho Biotech will join Millennium in the first quarter of 2007 to promote VELCADE to U.S.-based physicians who treat multiple myeloma patients who have received at least one prior therapy. The Ortho Biotech sales force will dedicate a pre-specified amount of its effort selling VELCADE. Millennium will pay a percentage of the VELCADE related costs for the Ortho Biotech sales force. Ortho Biotech will be entitled to receive a commission on the incremental sales that exceed pre-specified targets. Millennium will continue to be responsible for commercialization, manufacturing and distribution of VELCADE in the U.S. The current agreement between Millennium and Ortho Biotech for the promotion of VELCADE outside the U.S. remains unchanged.

VELCADE is a first-in-class, market-leading product that provides an unmatched median survival of 29.8 months to relapsed multiple myeloma patients. Millennium was recently granted priority review with a PDUFA date of December 9, 2006 by the FDA for its supplementary new drug application covering VELCADE for relapsed mantle cell lymphoma, an aggressive form of NHL for which there is no current standard of treatment. Phase III trials are ongoing in newly diagnosed multiple myeloma patients and relapsed follicular and marginal zone lymphoma patients. More than 300 trials are ongoing or planned to explore the potential of VELCADE in other cancers.

Conference Call Reminder

In conjunction with this news release and its announcement of third-quarter financial results, Millennium will host a live webcast of a conference call on Thursday, October 26, 2006 at 8:00 A.M. ET. This webcast can be accessed by visiting the Investors section of the Company’s website, www.millennium.com. Following the webcast, an archived version of the call will be available at the same address for 30 days.

About Multiple Myeloma (MM)

MM is the second most common hematologic malignancy and although the disease is predominantly a cancer of the elderly (the average age of onset is 65 to 70 years of age), recent statistics indicate both increasing incidence and younger age of onset. In the U.S., more than 45,000 to 50,000 individuals have MM and over 15,000 new cases are diagnosed each year. Worldwide there are approximately 74,000 new cases and over 45,000 deaths annually.(1)

About Non-Hodgkin’s Lymphoma and Mantle Cell Lymphoma

Non-Hodgkin’s lymphoma (NHL) is the most common hematological cancer, the fifth leading cause of cancer death and the second fastest growing form of cancer in the U.S.(2) The prevalence of NHL is approximately 400,000 patients, 77,000 patients with follicular lymphoma and 10,000 with mantle cell lymphoma. There are approximately 54,000 new cases of NHL diagnosed per year, and 19,000 deaths are attributed to the disease annually.(3,4)

Mantle cell lymphoma is an aggressive, rapidly progressive subtype of NHL, and is not curable with standard treatment. Because there is no generally accepted treatment approach and options often are limited, there is a need for new therapies. The average life expectancy for a patient with relapsed mantle cell lymphoma is one year.

About VELCADE

VELCADE is the market leader in relapsed multiple myeloma with over 44,000 patients treated worldwide, including clinical trials. VELCADE is being co-developed by Millennium Pharmaceuticals, Inc. and Johnson & Johnson Pharmaceutical Research & Development, L.L.C. (J&JPRD). Millennium is responsible for commercialization of VELCADE in the U.S.; Janssen-Cilag is responsible for commercialization in Europe and the rest of the world. Janssen Pharmaceutical K.K. is responsible for commercialization in Japan. For a limited period of time, Millennium and Ortho Biotech Inc. will co-promote VELCADE in the U.S. VELCADE is approved in more than 75 countries worldwide. VELCADE also is approved in the European Union as a treatment at first relapse.

VELCADE is indicated for the treatment of multiple myeloma patients who have received at least one prior therapy. VELCADE is contraindicated in patients with hypersensitivity to bortezomib, boron, or mannitol. VELCADE should be administered under the supervision of a physician experienced in the use of antineoplastic therapy.

Risks associated with VELCADE therapy include new or worsening peripheral neuropathy, hypotension observed throughout therapy, cardiac and pulmonary disorders, gastrointestinal adverse events, thrombocytopenia, neutropenia and tumor lysis syndrome. Women of childbearing potential should avoid becoming pregnant while being treated with VELCADE.

In 331 patients who were treated with VELCADE in a Phase III study, the most commonly reported adverse events were asthenic conditions (61 percent), diarrhea (57 percent), nausea (57 percent), constipation (42 percent), peripheral neuropathy (36 percent), vomiting (35 percent), pyrexia (35 percent), thrombocytopenia (35 percent), psychiatric disorders (35 percent), anorexia and appetite decreased (34 percent), parasthesia (27 percent), dysesthesia (27 percent), anemia and headache (26 percent), and cough (21 percent). Fourteen percent of patients reported at least one episode of grade 4 toxicity; the most common grade 4 toxicities were thrombocytopenia (4 percent), neutropenia (2 percent), and hypercalcemia (2 percent). A total of 144 patients on VELCADE (44 percent) reported serious adverse events (SAEs) during the study. The most commonly reported SAEs were pyrexia (6 percent), diarrhea (5 percent), dyspnea and pneumonia (4 percent), and vomiting (3 percent).

For more information about VELCADE clinical trials, patients and physicians can contact the Millennium Medical Product Information Department at 1-866-VELCADE (1-866-835-2233).

  About Millennium

Millennium Pharmaceuticals, Inc., a leading biopharmaceutical Company based in Cambridge, Mass., markets VELCADE, a novel cancer product, and has a robust clinical development pipeline of product candidates. The Company’s research, development and commercialization activities are focused in two therapeutic areas: oncology and inflammation. By applying its knowledge of the human genome, understanding of disease mechanisms and industrialized drug discovery platform, Millennium is developing an exciting pipeline of innovative product candidates. The Company’s website is www.millennium.com.

About Ortho Biotech

Ortho Biotech Inc. is a Johnson & Johnson company, and a leading biopharmaceutical company devoted to helping improve the lives of patients with cancer and with anemia due to multiple causes, including chronic kidney disease. Since it was founded in 1990, Ortho Biotech and its worldwide affiliates have earned a global reputation for researching, manufacturing and marketing innovative products that enhance patients’ health. Located in Bridgewater, N.J., Ortho Biotech is an established market leader in Epoetin alfa therapy for anemia management. The company also markets treatments for recurrent ovarian cancer, rejection of transplanted organs and other serious illnesses. For more information, visit www.orthobiotech.com.

For Millennium:

This press release contains “forward-looking statements,” including statements about Millennium’s growth, development of products and strategic alliances. Various important risks may cause actual results of Millennium to differ materially from the results indicated by these forward-looking statements, including: adverse results in drug discovery and clinical development programs; failure to obtain patent protection for discoveries; commercial limitations imposed by patents owned or controlled by third parties; dependence upon strategic alliance partners to develop and commercialize products and services based on the work of Millennium; difficulties or delays in obtaining regulatory approvals to market products and services resulting from development efforts; product withdrawals; competitive factors; difficulties or delays in manufacturing the products; government and third-party reimbursement rates; the commercial success of VELCADE and INTEGRILIN® (eptifibatide) Injection; achieving revenue consistent with internal forecasts; and the requirement for substantial funding to conduct research and development and to expand commercialization activities. For a further list and description of the risks and uncertainties Millennium faces, see the reports it has filed with the Securities and Exchange Commission. Millennium disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For Ortho Biotech:

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Johnson & Johnson’s expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended January 1, 2006. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov or on request from Johnson & Johnson. Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.

Editors’ Note: This press release is also available under the Media section of the Millennium website at: www.millennium.com.

1. American Cancer Society, Overview: Multiple Myeloma, 2005, http://www.cancer.org.
2. American Cancer Society, Inc., Surveillance Research, 2005.
3. SEER, SARGA, and Decision Resources (for growth rate) data.
4. Federico et al., BLOOD 95(3): 783-789; 2000.